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                                                                      EXHIBIT 12

CHESAPEAKE ENERGY CORPORATION

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
                                                                          Qtr.              Qtr.              Qtr.
                                                                         Ended             Ended             Ended
                                                                        March 31,         June 30,         Sept. 30,
                                                                          2001              2001              2001
                                                                      ------------      ------------      ------------
EBITDA
          Income before income taxes and extraordinary item                117,984           143,014           108,402
          Interest                                                          25,889            22,984            24,104
          Writedown of oil and gas property                                     --                --                --
          Writedown of other assets                                             --                --                --
          Risk Management Income                                                --           (62,455)          (32,260)
          DD&A                                                              40,126            41,747            48,985
                                                                      ------------      ------------      ------------
          EBITDA                                                           183,999           145,290           149,231

RATIO OF EARNINGS TO FIXED CHGS
          Income before income taxes and extraordinary item                117,984           143,014           108,402
          Interest                                                          25,889            22,984            24,104
          Preferred Stock Dividends                                             --                --                --
          Amortization of capitalized interest                                 310               310               310
          Less: interest capitalized during year                                --                --                --
          Bond discount amortization (a)                                        --                --                --
          Loan cost amortization                                             1,010               775             1,086
                                                                      ------------      ------------      ------------
          Earnings                                                         145,193           167,083           133,902

          Interest expense                                                  25,889            22,984            24,104
          Capitalized interest                                                 871             1,250             1,169
          Preferred Stock Dividends                                             --                --                --
          Bond discount amortization (a)                                        --                --                --
          Loan cost amortization                                             1,010               775             1,086
                                                                      ------------      ------------      ------------
          Fixed Charges                                                     27,770            25,009            26,359
          Ratio                                                                5.2               6.7               5.1
(a) Bond discount excluded since its included in interest expense
          Insufficient coverage                                                 --                --                --
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